Exhibit 99.1

Contacts:
At Cambridge Heart:	Media:	Investor Relations:
Vincenzo LiCausi	KOGS Communication	Allen & Caron
Chief Financial Officer	Edna Kaplan	Matt H. Clawson
(978) 654-7600 x 6645	(781) 639-1910	(949) 474-4300
vincenzol@cambridgeheart.com	kaplan@kogspr.com	matt@allencaron.com

CAMBRIDGE HEART REPORTS RESULTS FOR THE FIRST QUARTER 2009

Company Comments on Distribution Negotiations

Tewksbury, Mass., May 14, 2009 – Cambridge Heart, Inc. (OTCBB-CAMH), today reported results for its first quarter ended March 31, 2009. The following financial and strategic updates outline the first quarter.

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Revenue – Sequentially, revenue for the first quarter of 2009 was $836,000, compared to $1,012,000 in the fourth quarter of 2008. Domestic sales and placements of the Heartwave II systems were 13 for the first quarter. This compares to 19 units sold in the fourth quarter of 2008.

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Distribution Update – As previously disclosed, the Company believes that in order to accelerate the adoption of its Alternans technology from current levels, it should expand its sales and marketing capability via relationships with third parties with larger and more established sales channels. The Company is continuing its negotiations to establish distribution partnerships and will provide an update upon the conclusion of these activities.

Commenting on the results of the quarter, Cambridge Heart CEO Ali Haghighi-Mood said, “The decrease in sequential revenue reflects the ongoing weakness in sales of medical capital equipment in general, and our limited distribution footprint specifically. While we continue to negotiate with potential distribution partners, which we believe is important to increasing adoption of our MTWA technology, we are also re-focusing the efforts of our clinical specialist team on our installed base, which we believe will increase utilization of our proprietary technology.”

Financial Results for the three months ended March 31, 2009

Total revenue for the three months ended March 31, 2009 was $836,000, a decrease of 29% from total revenue of $1,177,000 reported during the same period of 2008. On a sequential basis, total revenue decreased $176,000, or 17%, from total revenue of $1,012,000 for the quarter ended December 31, 2008.

Cost of sales for the first quarter of 2009 was $493,000 compared to $560,000 in the same period in 2008. Gross margin as a percent of revenue for the first quarter was 41% compared to 52% for the same period last year. This decrease in gross margin is primarily attributable to the lower sales volume relative to our fixed manufacturing overhead costs.

Selling, general and administrative expenses for the first quarter of 2009 were $2,433,000, a decrease of $622,000, or 20%, compared to the first quarter of 2008. The decrease in selling expense from the 2008 period was primarily driven by lower variable selling expenses as a result of lower sales of commissionable products, and lower non-cash compensation expense related to unvested stock options that were forfeited as a result of the recent reduction in force. Further, the first quarter of 2008 included commission costs related to the co-marketing agreement with St. Jude Medical, which are no longer recurring. General and Administrative expenses were also lower compared to the 2008 period due to lower non-cash compensation expense related to unvested stock options that were forfeited as a result of the resignation of a director, and less legal expenses.

The operating loss for the first quarter of 2009 was $2,165,000, compared to an operating loss of $2,549,000 for the same period in the prior year. Included in the operating loss for the three-month periods in 2008 and 2009 was $743,000 and $513,000 of non-cash stock-based compensation expense, which relate to previously granted stock options and restricted stock awards and are expensed over the respective vesting periods. The net loss for the quarter was $2,155,000 or $0.03 per share, compared to a net loss of $2,383,000, or $0.04 per share, in the comparable 2008 period.

The Company’s cash used by operations was $1,201,000 for the three months ended March 31, 2009, compared to $997,000 for the same period in 2008. The increase in cash use compared to 2008 is primarily attributable to lower revenue, which was partially offset by lower SG&A expense in the first quarter of 2009. The Company ended the first quarter of 2009 with cash and cash equivalents of $5,001,000.

The Company currently has a total of 69.1 million shares of common stock and common stock equivalents issued and outstanding, including the effect of converting the Series A preferred stock and Series C preferred stock. In addition, there are options and warrants outstanding to purchase 7.9 million common equivalent shares, bringing the fully diluted share count to 77 million common equivalent shares.

Questions can be directed to the Company’s management or its investor relations agent at the contact numbers or email addresses noted above.

About Cambridge Heart, Inc.

Cambridge Heart develops and commercializes non-invasive diagnostic tests for cardiac disease, with a focus on identifying those at risk for sudden cardiac arrest (SCA). The Company’s products incorporate proprietary Microvolt T-Wave Alternans™ measurement technologies, including the patented Analytic Spectral Method® and ultrasensitive disposable electrode sensors. The Company’s MTWA test, originally based on research conducted at the Massachusetts Institute of Technology, is reimbursed by Medicare under its National Coverage Policy.

Cambridge Heart, founded in 1990, is based in Tewksbury, MA. It is traded on the Over-The-Counter Bulletin Board (OTCBB) under the symbol CAMH.

http://www.cambridgeheart.com.

Statements contained in this press release are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to achieve broad market acceptance of the Company’s MTWA technology, failure of our sales and marketing organization to market our products effectively, inability to hire and retain qualified clinical applications specialists in the Company’s target markets, failure to obtain or maintain adequate levels of first-party reimbursement for use of the Company’s MTWA test, customer delays in making final buying decisions, decreased demand for the Company’s products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology and other factors identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

-Financial information follows-

Cambridge Heart, Inc.

Financial Highlights

Statement of Operations	Three months ended March 31,
	2008	2009
		(unaudited)
Revenue	$1,176,601	$835,522

Cost of goods sold	560,193	492,810

Gross profit	$616,408	$342,712

Costs and expenses
Research and development	110,493	74,448
Selling, general and administrative	3,054,478	2,432,955

Total Operating Expenses	$3,164,971	$2,507,403

Loss from operations	$(2,548,563)	$(2,164,691)

Interest income	168,878	11,689
Interest expense	(2,915)	(2,064)

Net Loss	$(2,382,600)	$(2,155,066)

Net Loss attributable to common shareholders	$(2,382,600)	$(2,155,066)

Net loss per common share—basic and diluted	$(0.04)	$(0.03)

Weighted average shares outstanding—basic and diluted	64,543,021	64,543,021

Balance Sheet	December 31, 2008	March 31, 2009
		(unaudited)
Assets
Cash & cash equivalents	$6,207,074	$5,000,514
Restricted cash, current portion	100,000	100,000
Accounts receivable, net	766,879	595,804
Inventory	1,455,330	1,348,050
Other prepaid assets	123,080	156,726

Total current assets	8,652,363	7,201,094

Fixed assets, net	358,434	328,282
Restricted cash, net of current portion	400,000	400,000
Other assets	47,845	46,794

Total assets	$9,458,642	$7,976,170

Liabilities and stockholders’ equity (deficit)
Accounts payable and accrued expenses	$1,750,700	$1,912,905
Debt, current portion	11,135	11,699

Total current liabilities	1,761,835	1,924,604
Debt, long-term portion	27,121	23,976

Total liabilities	$1,788,956	$1,948,580

Convertible preferred stock	$11,678,244	$11,678,244

Stockholders’ equity
Common stock	65,017	64,932
Additional paid-in-capital	84,570,518	85,083,573
Accumulated deficit	(88,644,093)	(90,799,159)

Total stockholders’ equity (deficit)	(4,008,558)	(5,650,654)

Total liabilities and stockholders’ equity (deficit)	$9,458,642	$7,976,170